Exhibit 4.13

Dated 9 JULY 2021

AMTD GROUP COMPANY LIMITED

and

AMTD INTERNATIONAL INC.

SALE AND PURCHASE AGREEMENT

AMTD ASSETS ALPHA GROUP

This Agreement is made on 9 July 2021 between:

(1)

AMTD GROUP COMPANY LIMITED, a company incorporated in Hong Kong (registration number 2465922) whose registered office is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands VG1110 (the “Seller”);

(2)

AMTD INTERNATIONAL INC., a company incorporated in Cayman Islands (registration number 347917) whose registered office is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111 Cayman Islands (the “Purchaser”);

(each a “Party” and, together, the “Parties”)

Whereas:

(A)	As at the execution of this Agreement, the Seller is the legal owner of 100% shares of the Company (as defined below).

(B)	The Seller has agreed to sell and the Purchaser has agreed to purchase the Sale Shares (as defined below) on the terms and subject to the conditions under this Agreement.

IT IS AGREED as follows:

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply.

1	Interpretation

1.1	Definitions

In this Agreement, the following words and expressions shall have the following meanings:

“Applicable Law” means all applicable laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction, all judgments, orders, notices, instructions, decisions and awards of any court or competent authority or tribunal and all codes of practice having force of law, statutory guidance and policy notes, in each case from time to time;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in Hong Kong or Cayman Islands;

“Closing Date” means completion of the obligations of Purchaser and Seller in accordance with Clauses 4.1 and 4.2, which shall be no later than 31 July 2021;

“Company” means AMTD Assets Alpha Group 尚乘不動產集團, a company incorporated in Cayman Islands (Company number: 343567);

“Confidential Information” has the meaning given to it in Clause 6.1;

“Encumbrance” means any charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, retention of title, right of pre-emption, right of first refusal or other third-party or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof;

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect resulting from (A) the announcement of the transactions contemplated by this Agreement, (B) changes affecting any of the industries in which the Company or its Subsidiaries operate generally or the economy generally or (C) changes affecting general worldwide economic or capital market conditions;

“Notice” has the meaning given to it in Clause 7.6;

“Parties” has the meaning given to it in the Preamble and “Party” means any one of them;

“Person” has the meaning given to it in Clause 1.4.1;

“Purchase Price” has the meaning given to it in Clause 3;

“Sale Shares” means 19,900 ordinary shares of the Company (representing 19.9% shareholding in the Company) held by the Seller as of the date of this Agreement;

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint stock company, joint venture or other organization or entity, whether incorporated or unincorporated, which is controlled by such Person; and

“Surviving Provisions” means Clauses 1, 6, 7.1 and 7.3 to 7.10.

1.2	Statutory References

Save where the context otherwise requires, a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced.

1.3	Singular, Plural, Gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.4	References to Persons and Companies

References to:

1.4.1	a person includes any individual, company, partnership or unincorporated association (whether or not having separate legal personality); and

1.4.2	a company includes any company, corporation or any body corporate, whether or not incorporated.

1.5	References to Schedules

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.6	References to Documents

References to any document (including this Agreement), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.7	References to Information

References to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.8	References to Time

All references to time shall be to Hong Kong time.

1.9	Non-limited Effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

2	Sale and Purchase of the Sale Shares

2.1	On and subject to the terms of this Agreement, the Seller shall sell the Sale Shares to the Purchaser.

2.2

The Sale Shares shall be sold free from Encumbrances and together with all rights and advantages attaching to them as at Seller Closing Date (including the right to receive all dividends or distributions declared, made or paid on or after Seller Closing Date).

3	Consideration

The total consideration for the purchase of the Sale Shares under this Agreement shall be HK$183,080,000, which will be subject to adjustment arising from the finalised valuation of Oakwood Premier AMTD Singapore Hotel and i-Club AMTD Sheung Wan Hotel as of June 30, 2021, performed by the independent valuer and confirmed by auditor (the “Purchase Consideration”). The Purchase Consideration shall be settled by the Purchaser by making the following adjustment in the intercompany current account.

-	Amount due from Seller to the Purchaser to be reduced by the equivalent amount of the Purchase Consideration.

4	Obligations of the Parties

4.1	The Purchaser’s Obligations

4.1.1

The Purchaser shall deliver or make available to the Seller a certified copy of the written resolutions of the directors of the Purchaser authorizing and approving this Agreement and the purchase of the Sale Shares, by Closing Date.

4.1.2	The Purchaser shall adjust the intercompany balance according to Clause 3 above by Closing Date.

4.2	The Seller’s Obligations

4.2.1

The Seller shall deliver or make available to the Purchaser a certified copy of the written resolutions of the Board of Directors of the Seller authorizing and approving this Agreement and sale of the Sale Shares to the Purchaser, by Closing Date.

4.2.2	The Seller shall procure the Company to update the register of members of the Company to reflect the ownership of the Purchaser in the Sale Shares, by Closing Date.

4.3	Breach of Obligations

4.3.1

If any Party fails to comply with its respective obligations in this Clause 4 on or before the Closing Date in any material respect, the Purchaser (in the case of a default by the Seller) or the Seller (in the case of a default by the Purchaser) shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages):

(a)	to terminate this Agreement (other than the Surviving Provisions) by notice in writing to the Seller or the Purchaser, as the case may be;

(b)	by written notice to the other Party to fix a new Closing Date, in which case the provisions of this Clause 4.3 shall apply to revised Closing Date as so deferred.

4.3.2

If this Agreement is terminated in accordance with Clause 4.3.1(a) (and without limiting either Party’s rights and remedies, including the right to claim damages), all obligations of the Parties under this Agreement shall end (except for the Surviving Provisions) but for the avoidance of doubt all rights and liabilities of the Parties which have accrued before termination shall continue to exist.

5	Representations and Warranties

5.1	Representations and warranties regarding the Seller and the Company

The Seller represents and warrants to the Purchaser that:

(a)	as at the date of this Agreement and immediately before Seller Closing Date, it is and will be the legal and beneficial owner of the Sale Shares;

(b)	On Seller Closing Date, the Seller shall use its reasonable best effort to procure the Company to effect the transfer and update the corporate documents accordingly;

(c)	the Sale Shares to be sold by it pursuant to this Agreement are fully paid up and the Company has not exercised or purported to exercise or claimed any lien over any of the Sale Shares;

(d)

it is duly incorporated, duly organized and validly existing, and where relevant, is in good standing, under the laws of its jurisdiction of incorporation and has full power to conduct its business as conducted as at the date of this Agreement;

(e)

it has corporate power and authority to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement, and the provisions of this Agreement and any agreement entered into pursuant to the terms of this Agreement constitute valid and binding obligations of it and are enforceable against it, in accordance with their respective terms; and

(f)

it has duly authorized, executed and delivered this Agreement and will at Seller Closing Date have authorized, executed and delivered any agreements to be entered into pursuant to the terms of this Agreement.

5.2	Representations and warranties regarding the Purchaser

The Purchaser represents and warrants to the Seller that:

(a)	it is duly incorporated, duly organized and validly existing under the laws of its jurisdiction of incorporation and has full power to conduct its business in the manner presently conducted;

(b)	it has legal right and full power and authority to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement;

(c)

this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement constitute valid and binding obligations of it in accordance with their respective terms; and

(d)

it has taken or will have taken by Closing Date all corporate action required by it to authorize it to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

5.3

Each Party shall, prior to Closing Date, promptly notify the other Party in writing of any matter or event of which it becomes aware which is a breach of or inconsistent with any of the above warranties.

5.4	Each of the above warranties shall be separate and independent and shall not be limited by reference to any other Clause or anything in this Agreement.

6	Confidentiality

6.1

Subject to Clause 6.2, each Party undertakes to the other Party that it shall treat as strictly confidential, and shall procure that its directors, officers and employees treat as strictly confidential, all information (whether oral, graphic, written or in electronic form) which it receives or obtains as a result of entering into or performing this Agreement (the “Confidential Information”), including, without limitation:

(a)	information relating to the provisions and subject matter of this Agreement;

(b)	information relating to the existence of this Agreement and its purpose; and

(c)

information relating to the negotiations leading up to this Agreement, including any information relating to or in respect of any negotiations and communications between the Parties in respect of this Agreement after the date of this Agreement.

6.2	The restriction contained in Clause 6.1 shall not apply so as to prohibit disclosure or use of any information if and to the extent:

(a)	the disclosure or use is required by any applicable law to which the relevant party is subject to;

(b)

the disclosure is made by a Party to its directors, officers, employees and advisers for the purpose relating to this Agreement or the transactions contemplated under this Agreement on terms that they agree to keep such information confidential;

(c)	the information becomes publicly available (other than by a breach of this Clause 6);

(d)	the other Party has given prior consent to the disclosure or use; or

(e)	the disclosure or use is required for the purpose of any judicial or arbitral proceedings arising out of, or in connection with, this Agreement.

7	General

7.1	Whole Agreement

This Agreement contains the whole agreement among the Parties relating to the subject matter of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement among the Parties in relation to the matters in this Agreement.

7.2	Further Assurance

Each of the Parties agrees to do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be reasonable and appropriate for such Party to do or execute or procure to be done in order to give full effect to the terms of this Agreement.

7.3	Time is of Essence

Time shall be of the essence of this Agreement.

7.4	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

7.5	Costs, Transaction Taxes and Duties

Each Party shall bear its own costs and expenses in connection with the preparation, negotiation, execution and completion of this Agreement.

7.6	Notices

(a)	Any notice, claim, demand, court process, document or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing in English; and

(ii)	delivered by hand, fax, registered post or by courier using an internationally recognized courier company.

(b)	A notice to the Seller shall be sent to the following address, or such other persons or address as the Seller may notify to the Purchaser from time to time:

Correspondence Address: 23/F-25/F, Nexxus Building, 41 Connaught Road Central, Hong Kong

Attention:	Issac See

(c)	A notice to the Purchaser shall be sent to the following address, or such other persons or address as the Purchaser may notify to the Seller from time to time:

Correspondence Address: 23/F, Nexxus Building, 41 Connaught Road Central, Hong Kong

Attention:	Issac See

(d)

A Notice served in accordance with this Clause 7.6 shall be deemed sufficiently served and in proving service and/or receipt of a communication it shall be sufficient to prove that such communication was left at the addressee’s address or that the envelope containing such communication was properly addressed and posted or dispatched to the addressee’s address or that the communication was properly transmitted by facsimile to the addressee. In the case of facsimile transmission, such transmission shall be deemed properly transmitted on receipt of a satisfactory report of transmission printed out by the sending machine.

7.7	Invalidity

(a)

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties;

(b)

to the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 7.7(a), then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 7.7(a), not be affected.

7.8	Rights of Third Parties

A person who is not a party to this Agreement has no right to enforce any term of this Agreement.

7.9	Counterparts

This Agreement may be entered (including by facsimile signatures) into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

7.10	Governing Law and Jurisdiction

(a)	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with the laws of Cayman Islands.

(b)	Any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof, shall be resolved by arbitration in Cayman Islands.

In witness whereof, this Agreement has been duly executed on the date first written above.

SIGNED by	)
/s/ WONG YUI KEUNG MARCELLUS	)
for and on behalf of	)
AMTD GROUP COMPANY LIMITED	)
in the presence of:	)

SIGNED by	)
/s/ FERIDUN HAMDULLAHPUR	)
for and on behalf of	)
AMTD INTERNATIONAL INC.	)
in the presence of:	)